Exhibit 99.1

May 2, 2018	Edward Vallejo
Vice President, Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications and Federal Affairs
856-309-4546
maureen.duffy@amwater.com
AMERICAN WATER REPORTS FIRST QUARTER 2018 RESULTS

•	First quarter 2018 diluted earnings per share (GAAP) $0.59 compared to $0.52 in the first quarter of 2017

•	Strong results in both the Regulated Businesses and the Market-Based Businesses

•	Increased quarterly dividend by 9.6 percent to 45.5 cents per diluted common share

•	Company affirms 2018 earnings guidance range of $3.22 to $3.32 per diluted share
VOORHEES, N.J., May 2, 2018 - American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter ended March 31, 2018.
“We are off to a strong start this year with first quarter 2018 earnings per share up 13.5 percent compared to last year. Our first quarter results demonstrate that American Water employees continue to grow our business through the consistent execution of our strategies,” said Susan Story, president and CEO of American Water. "Reflecting the company’s strong performance, the Board of Directors approved a 9.6 percent increase in our quarterly dividend to 45.5 cents per share, marking the sixth year in a row that the dividend increases at or above the top of the long-term EPS compound annual growth range.
“During the quarter, we saw growth in both our Regulated and Market-Based Businesses. We invested $343 million to better serve our customers and added approximately 5,200 customers to date through closed acquisitions and organic growth. We also recently announced our agreement to acquire the Alton, Illinois Regional Wastewater System, " added Story. "Our employees have lived, worked and served water in this great city for over 140 years and we welcome these 23,000 new wastewater customers when we close, expected in the first quarter of 2019.
“In our Market-Based Businesses, we recently announced the acquisition of Pivotal Home Solutions, a leading provider of home warranty protection products and services that is highly complementary to our Homeowner Services Group. We have been in this business for 16 years, and we are excited to welcome the great men and women of Pivotal into the American Water family upon close of the transaction expected in the second quarter.”

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Consolidated Results
In the first quarter 2018, income from continuing operations increased $0.07 per diluted share compared to the prior year. Net income from the Regulated Businesses increased $0.05 per diluted share or 9.4 percent from an increase in authorized revenue driven by capital investments, acquisitions and organic growth. Net income from the Market-Based Businesses increased $0.03 per diluted share, primarily from stronger results in the Homeowner Services Group, compared to the prior year and the Parent decreased $0.01 per diluted share from the lower tax shield on interest expense.
For the first three months of 2018, the company made capital investments of approximately $343 million, including $302 million dedicated primarily to improving infrastructure in the Regulated Businesses, and $8 million for regulated acquisitions. American Water plans to invest in the range of $1.9 billion to $2.1 billion, including the acquisition of Pivotal Home Solutions (“Pivotal”), across its footprint in 2018, with the majority dedicated to providing safe, clean and reliable service to its customers.
On April 11, 2018, AWE entered into an agreement to acquire all of the capital stock of Pivotal from a Southern Company subsidiary. Pivotal is a leading provider of home warranty protection products and services, operating in 18 states with approximately 1.2 million customer contracts. The purchase price is approximately $365 million, including an estimated $7 million of working capital. This transaction, which is subject to obtaining regulatory consents and approvals and the satisfaction of other customary closing conditions, is expected to close in the second quarter of 2018 and be financed with approximately 50% debt and 50% equity. American Water entered into an equity forward transaction that substantially eliminates future equity market price risk, while mitigating immediate share dilution resulting from the transaction until funds are needed in connection with the closing of the acquisition.
Regulated Businesses
In the first quarter of 2018, net income in the Regulated Businesses was $104 million, compared to $94 million for the same period in 2017. Regulated revenue increased $7 million driven by a $39 million increase from additional authorized revenue and surcharges to support infrastructure investments, acquisitions, and organic growth; partially offset by $32 million of deferred revenue resulting from the lower federal tax rate under the Tax Cut and Jobs Act ("TCJA") that is estimated to be refunded to customers. This increase was partially offset by higher O&M expense of $19 million which includes higher production expense of $6 million due to purchased water price and usage increases in our California subsidiary and the remaining $13 million is to support regulated acquisition growth and higher main breaks from the harsh frigid weather conditions across several regulated states. In addition, depreciation expense increased $5 million from infrastructure investment growth. Income taxes were lower by $22 million from the lower federal tax rate under the TCJA.
Through May 2, 2018, the company received additional annualized revenues of approximately $95 million from general rate cases and approximately $15 million from infrastructure surcharges. The company is awaiting final orders for general rate cases in three states for a total annualized revenue request of approximately $165 million, adjusted for certain impacts of the TCJA. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary.
For the 12-month period ended March 31, 2018, the company's adjusted regulated O&M efficiency ratio (a non-GAAP financial measure) improved to 35.6 percent, compared to 36.6 percent for the 12-month period ended March 31, 2017. For period-to-period comparability purposes, both of these ratios present the estimated impact of the TCJA on operating revenues for the Regulated Businesses on a pro forma basis, as if the lower federal corporate income tax rate was in effect for these periods. By reducing O&M expense as a proportion of revenue, American Water is able to make investments in needed capital improvements without significantly impacting customer bills.
Market-Based Businesses
In the first quarter of 2018, net income in the Market-Based Businesses was $12 million, compared to $7 million for the same period in 2017. The increase was primarily driven by growth in the Homeowner Services Group through customer growth and cost management and the impact of the lower federal income tax rate under the TCJA.
On April 11, 2018, American Water announced the signing of an agreement to acquire Pivotal Home Solutions, which is the home warranty business owned by Southern Company subsidiary Southern Gas. With this acquisition, Homeowner Services will be the second largest provider of utility home warranty products in the United States. In addition, the highly complementary acquisition strengthens American Water's platform for cross selling products and organic growth.

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Dividends
On Apr 20, 2018, American Water’s board of directors declared a quarterly cash dividend payment of $0.455 per share of common stock, payable on Jun 1, 2018, to all stockholders of record as of May 11, 2018.
2018 Earnings Guidance
American Water has affirmed its 2018 earnings guidance to a GAAP range of $3.22 - $3.32 per diluted share. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).
Non-GAAP Financial Measures
This press release includes a presentation of the adjusted Regulated O&M efficiency ratio, which, in addition to the pro forma adjustment for the impact of the TCJA, excludes from its calculation estimated purchased water revenues and purchased water expenses, the impact of certain Freedom Industries, Inc. chemical spill settlement activities recognized in 2016 and 2017, the impact of the company’s adoption of Accounting Standard Update 2017-07 related to net periodic pension and post-retirement benefit costs for 2016, 2017 and 2018, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. This item constitutes a "non-GAAP financial measure" under SEC rules. This item is derived from American Water's consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP financial measure supplements and should be read in conjunction with the company's GAAP disclosures and should not be considered an alternative to any GAAP measure.
Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company's operating performance without giving effect to items that are not reflective of management's ability to increase efficiency of the company's regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company's historical results, exclusive of estimated revenues and expenses related to purchased water, the Freedom Industries chemical spill settlement activities and the allocable portion of non-O&M support services costs. The company's definition of this metric may not be comparable to the same or similar measures used by other companies, and, accordingly, this non-GAAP financial measure may have significant limitations on its use.
Set forth in this release is a table that reconciles each of the components used to calculate adjusted O&M efficiency ratio to the most directly comparable GAAP financial measure.
First Quarter 2018 Earnings Conference Call
The first quarter 2018 earnings conference call will take place on Thursday, May 3, 2018, at 9 a.m. Eastern Daylight Time. Interested parties may listen to the conference call over the Internet by logging on to the Investor Relations page of the company’s website at https://amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.
Following the earnings conference call, an audio archive of the call will be available through May 10, 2018. U.S. callers may access the audio archive toll-free by dialing 1-877-344-7529. International callers may listen by dialing 1-412-317-0088. The access code for replay is 10119526. The online webcast will be available at American Water’s investor relations homepage at http://ir.amwater.com through June 3, 2018. After that, the archived webcast will be available for one year at http://ir.amwater.com.
About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The company employs more than 6,900 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 46 states and Ontario, Canada. More information can be found by visiting amwater.com.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release including, without limitation, 2018 earnings guidance, the outcome of pending acquisition activity and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements

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within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness and outcome of regulatory commissions’ actions concerning rates, capital structure, authorized return on equity, capital investment, permitting, and other decisions; changes in laws, governmental regulations and policies, including environmental, health and safety, water quality, and public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections; potential costs and liabilities of American Water for environmental laws and similar matters resulting from, among other things, water and wastewater service provided to customers, including, for example, water management solutions focused on customers in the shale natural gas exploration and production market; the outcome of litigation and similar government actions, including matters related to the Freedom Industries chemical spill in West Virginia, and the preliminarily approved global class action settlement related to this chemical spill; weather conditions, and events, climate change patterns, and natural disasters, including drought or abnormally high rainfall, strong winds, coastal and intercoastal flooding, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms and solar flares; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure, including its operational and information technology (“IT”) systems, and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; the intentional or unintentional acts of a third party, including contamination of its water supplies or water provided to its customers; exposure or infiltration of its critical infrastructure, operational technology and IT systems, including the disclosure of sensitive or confidential information contained therein, through physical or cyber-attacks or other disruptions; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully meet growth projections and capitalize on growth opportunities, including its ability to, among other things, acquire and integrate water and wastewater systems into its regulated operations and enter into contracts and other agreements with, or otherwise obtain, new customers in its Market-based Businesses; cost overruns relating to improvements in or the expansion of its operations; its ability to maintain safe work sites; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; changes in general economic, political, business and financial market conditions; access to sufficient capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on its current or future debt that could increase its financing costs or funding requirements or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its financing costs and funding requirements; changes in Federal or state income, general and other tax laws, including tax reform, the availability of tax credits and tax abatement programs, and the ability to utilize its U.S. and state net operating loss carryforwards; migration of customers into or out of its service territories; the use by municipalities of the power of eminent domain or other authority to condemn its systems; difficulty in obtaining, or the inability to obtain, insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; labor actions including work stoppages and strikes; the incurrence of impairment charges related to American Water’s goodwill or other assets; civil disturbances, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts; the impact of new accounting standards or changes to existing standards; obtaining regulatory consents and approvals required to complete, and satisfying other conditions to the closing of, the acquisition of Pivotal Home Solutions; the timing of the closing of the acquisition; our ability to finance the purchase price of this acquisition; the occurrence of the benefits and synergies expected or predicted to occur as a result of the completion of the acquisition; unexpected costs, liabilities or delays associated with the acquisition or the integration of the business, operations and employees; the timing and method of settlement of the forward sale agreements; and the amount and intended use of proceeds that may be received from the settlement of the forward sale agreements.

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These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in the company’s annual and quarterly SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements speak only as of the date of this press release. The company does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the Federal securities laws. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	For the Three Months Ended March 31,
	2018	2017
Operating revenues	$761	$756
Operating expenses:
Operation and maintenance	347	334
Depreciation and amortization	129	124
General taxes	70	68
Gain on asset dispositions and purchases	(2)	—
Total operating expenses, net	544	526
Operating income	217	230
Other income (expense):
Interest, net	(84)	(85)
Non-operating benefit costs, net	3	(3)
Other, net	4	3
Total other income (expense)	(77)	(85)
Income before income taxes	140	145
Provision for income taxes	34	52
Net income attributable to common stockholders	$106	$93

Basic earnings per share:
Net income attributable to common stockholders	$0.60	$0.52
Diluted earnings per share:
Net income attributable to common stockholders	$0.59	$0.52
Weighted-average common shares outstanding:
Basic	178	178
Diluted	179	179
Dividends declared per common share	$—	$—

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	March 31, 2018	December 31, 2017
ASSETS
Property, plant and equipment	$21,995	$21,716
Accumulated depreciation	(5,518)	(5,470)
Property, plant and equipment, net	16,477	16,246
Current assets:
Cash and cash equivalents	55	55
Restricted funds	26	27
Accounts receivable, net	273	272
Unbilled revenues	188	212
Materials and supplies	42	41
Other	145	113
Total current assets	729	720
Regulatory and other long-term assets:
Regulatory assets	1,062	1,061
Goodwill	1,379	1,379
Other	81	76
Total regulatory and other long-term assets	2,522	2,516
Total assets	$19,728	$19,482

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	March 31, 2018	December 31, 2017
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value, 500,000,000 shares authorized, 182,723,455 and 182,508,564 shares issued, respectively)	$2	$2
Paid-in-capital	6,438	6,432
Accumulated deficit	(617)	(723)
Accumulated other comprehensive loss	(75)	(79)
Treasury stock, at cost (4,683,156 and 4,064,010 shares, respectively)	(297)	(247)
Total common stockholders' equity	5,451	5,385
Long-term debt	6,396	6,490
Redeemable preferred stock at redemption value	7	8
Total long-term debt	6,403	6,498
Total capitalization	11,854	11,883
Current liabilities:
Short-term debt	1,183	905
Current portion of long-term debt	421	322
Accounts payable	133	195
Accrued liabilities	495	630
Taxes accrued	64	33
Interest accrued	84	73
Other	159	167
Total current liabilities	2,539	2,325
Regulatory and other long-term liabilities:
Advances for construction	265	271
Deferred income taxes, net	1,585	1,551
Deferred investment tax credits	22	22
Regulatory liabilities	1,673	1,664
Accrued pension expense	390	384
Accrued post-retirement benefit expense	39	40
Other	74	66
Total regulatory and other long-term liabilities	4,048	3,998
Contributions in aid of construction	1,287	1,276
Commitments and contingencies
Total capitalization and liabilities	$19,728	$19,482

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American Water Works Company, Inc. and Subsidiary Companies
Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)
In millions

	For the Twelve Months Ended March 31,
(In millions)	2018	2017
Total operation and maintenance expenses	$1,388	$1,493
Less:
Operation and maintenance expenses—Market-Based Businesses	329	361
Operation and maintenance expenses—Other	(48)	(44)
Total operation and maintenance expenses—Regulated Businesses	1,107	1,176
Less:
Regulated purchased water expenses	131	122
Allocation of non-operation and maintenance expenses	30	28
Impact of Freedom Industries settlement activities (a)	(22)	65
Impact of adoption of ASU 2017-07 (b)	6	5
Adjusted operation and maintenance expenses—Regulated Businesses (i)	$962	$956

Total operating revenues	$3,362	$3,315
Less:
Pro forma adjustment for impact of the TCJA (c)	129	163
Total pro forma operating revenues	3,233	3,152
Less:
Operating revenues—Market-Based Businesses	419	440
Operating revenues—Other	(22)	(21)
Total pro forma operating revenues—Regulated Businesses	2,836	2,733
Less:
Regulated purchased water revenues (d)	131	122
Adjusted pro forma operating revenues—Regulated Businesses (ii)	$2,705	$2,611

Adjusted O&M efficiency ratio—Regulated Businesses (i) / (ii)	35.6%	36.6%

NOTE
The adjusted O&M efficiency ratio previously reported for the twelve months ended March 31, 2017 was 34.6%, which did not include the adjustments for the items discussed in footnotes (b) and (c) below.

(a)	Includes the impact of the binding global agreement in principle to settle claims in 2016 and a settlement with one of our general liability insurance carriers in 2017.

(b)
Includes the impact of the Company’s adoption of ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit, on January 1, 2018.

(c)
Includes the estimated impact of the TCJA on operating revenues for our Regulated Businesses for all periods presented prior to January 1, 2018, as if the lower federal income tax rate was in effect for these periods.

(d)	The calculation assumes regulated purchased water revenues approximate regulated purchased water expenses.

PRESS RELEASE	9	www.amwater.com